                                                                     Exhibit 3.5



   STATE OF DELAWARE
   SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 10/04/1996
  60289439 - 2669921


                          CERTIFICATE OF INCORPORATION
                                       of
                    SOUTHERN SECURITY FINANCIAL CORPORATION

     FIRST.    The name of this Corporation is SOUTHERN SECURITY FINANCIAL
CORPORATION.

     SECOND.   Its registered office in the State of Delaware is to be located at 1313 N. Market Street, in the City of Wilmington, County of New Castle 19801-1151. The registered agent in charge thereof is The Company Corporation, at the same address.

     THIRD.    The nature of the business, and the objects and purposes
proposed to be transacted, promoted and carried on, are to do any or all the things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

         "The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware."

     FOURTH.   The authorized capital stock of this Corporation is Thirty
Million (30,000,000) shares of Class A Common Shares, with a par value of $.01 per share; Five Million (5,000,000) Class B Common Shares, with a par value of $.01 per share, convertible into Class A Common Stock on a share-for share basis; and Five Million (5,000,000) Series A Preferred Stock, with a par value of $.01 per share, convertible into Class A Common Stock on a share-for share basis;

     FIFTH.    The name and mailing address of the incorporator is as follows:

     NAME:                          ADDRESS:

     Regina Cephas      1313 N. Market Street, Wilmington, DE 19801-1151

     SIXTH.    The power of the incorporator is to terminate upon filing of the
Certificate of Incorporation, and the name and mailing address of the person who is to serve as the director until the first annual meeting of stockholders or until his successor is elected and qualify is as follows:

     Thomas Abate, 278-A New Dorp Lane, Staten Island, NY 10306

     SEVENTH. The Directors shall have power to make and to alter or amend the By-Laws and to fix the amount to be reserved as working capital.

     The By-Laws shall determine whether and to what extent the accounts and books of this Corporation, or any of them shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book or document of this Corporation, except as conferred by law or the By-Laws, or by resolution of the stockholders.

     It is the intention that the objects, purposes and powers specified in the Third paragraph hereof shall, except where otherwise specified in said paragraph, be nowise limited or restricted by reference to or inference from the terms of any other clause or paragraph in this Certificate of Incorporation, but that the objects, purposes and powers specified in the Third paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

     EIGHTH.    The Directors shall have power to make and to alter or amend the
By-Laws and to fix the amount to be reserved as working capital. The By-Laws shall determine whether and to what extent the accounts and books of this Corporation, or any of them shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book or document of this Corporation, except as conferred by the law or the By-Laws, or by resolution of the stockholders.

     NINTH.    Directors of the corporation shall not be liable to either the corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: (1) a director's duty of loyalty to the Corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful payments of dividends or unlawful stock purchases or redemption by the Corporation, or (4) a transaction from which the director derived an improper personal benefit.

     TENTH.    The Corporation elects not to be governed by Section 203 of the
General Corporation Law of Delaware.

     ELEVENTH. The Corporation shall indemnify all persons whom it may indemnify to the fullest extent allowed by the General Corporation Law of Delaware.

     I, THE UNDERSIGNED, for the purposes of forming a Corporation under the laws of the State of Delaware, do make, file and record this Certificate and do certify that the facts herein are true; and I have accordingly hereunto set my hand.

DATED:         10-3, 1996

State of:      Delaware
County of:     New Castle

                                           /s/ Regina Cephas
                                           -----------------------------
                                             Regina Cephas